World Funds Trust 485BPOS

Exhibit 99(h)(17)

Amended and Restated

Schedule A

to the

Fund Accounting Agreement

by and between

World Funds Trust

and

UMB Fund Services, Inc.

Intending to be legally bound, the undersigned hereby amend and restate Schedule A to the aforesaid Agreement as follows, effective as of the date set forth below.

NAMES OF FUNDS

REMS International Real Estate Value-Opportunity Fund

OTG Latin America Fund

In witness whereof, the undersigned have executed this Amended and Restated Schedule A to the Fund Accounting Agreement between World Funds Trust and UMB Fund Services, Inc., effective as of the 8th day of May 2019.

UMB FUND SERVICES, INC.	WORLD FUNDS TRUST

By:	/s/ Maureen Quill	By:	/s/ David A. Bogaert

Name :	Maureen Quill	Name :	David A. Bogaert

Title:	EVP Registered Funds	Title:	President